Section 2: EX-99.1 (EXHIBIT 99.1)
Exhibit 99.1

Customers Bancorp
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
Robert Wahlman, CFO 610-743-8074

CUSTOMERS BANCORP REPORTS RECORD EARNINGS

●	Q1 2015 Net Income up 71.5%, and EPS up 69.0%, over Q1 2014
●	Q1 2015 Return on Equity of 12.5%
●	Tangible Book Value up 13.9% from Q1 2014 to $16.94 per share

Wyomissing, PA - April 28, 2015- Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively “Customers”), reported earnings of $14.0 million for the quarter ended March 31, 2015 ("Q1 2015") compared to earnings of $8.1 million for the quarter ended March 31, 2014 ("Q1 2014"), an increase of $5.8 million, or 71.5%. Fully diluted earnings per share for Q1 2015 was $0.49 compared to $0.29 fully diluted earnings per share for Q1 2014, an increase of $0.20 per share, or 69.0%. Average fully diluted shares for Q1 2015 were 28.3 million compared to average fully diluted shares for Q1 2014 of 27.8 million.
Jay Sidhu, Chairman and CEO of Customers stated, “Our record setting first quarter 2015 financial performance results from our strong banking franchise built upon our strategies of creating a high quality loan portfolio funded by a stable deposit platform, using technology to deliver high quality “single point of contact” service and create a lower cost infrastructure, and hiring highly experienced banking professionals to accelerate our growth while controlling our risks. The strong Q1 2015 performance demonstrates the value inherent in our strategies as well as our commitment to shareholder value creation, and sets the stage for a record 2015.”
Other financial and business highlights for Q1 2015 include:

•	Customers achieved a return on common equity of 12.5% in Q1 2015 compared to 8.4% in Q1 2014.

•	Total loans, including loans held for sale, increased $2.0 billion, or 50.4%, to $6.1 billion as of March 31, 2015 compared to total loans as of March 31, 2014 of $4.1 billion.

•	Total deposits in Q1 2015 increased $1.3 billion, or 35.7%, to $4.9 billion as of March 31, 2015 compared to total deposits as of March 31, 2014 of $3.6 billion.

•	Q1 2015 net interest income of $46.3 million was up $16.5 million, or 55.5%, compared to Q1 2014 net interest income of $29.8 million.

•
Non-performing loans reached their lowest level in six years. As of March 31, 2015, non-performing loans totaled $11.8 million, down $6.3 million, or 34.7%, compared to March 31, 2014 non-performing loans of

$18.1 million. Other real estate owned as of March 31, 2015 of $13.1 million declined $2.5 million, or 16.2%, from March 31, 2014 other real estate owned of $15.7 million.

•
The allowance for loan losses increased to $33.6 million at March 31, 2015, an increase of $6.9 million, or 25.7%, from $26.7 million at March 31, 2014, to support the loan growth and changes in loan mix. The Q1 2015 provision for loan losses was $3.0 million compared to $4.4 million in Q1 2014.

•	The Q1 2015 efficiency ratio improved to 52.8% compared to 61.8% in Q1 2014.

•
Customers adopted the Basel III capital ratio calculations effective January 1, 2015. Capital levels continue to exceed the “well-capitalized” thresholds established by regulation at both the holding company and bank.

•	The tangible book value per share continued to increase, reaching $16.94 at March 31, 2015, compared to $16.43 at December 31, 2014 and $14.87 at March 31, 2014, an increase of 13.9% year-over-year.

•	Customers launched Phase 1 of Bank Mobile in January 2015, an absolutely no customer fee mobile banking offering, and the first to allow opening of deposit accounts using smart phone technology.

Q1 2015 compared to Q4 2014:
Customers’ Q1 2015 earnings of $14.0 million increased $0.8 million, or 5.9%, from the quarter ended December 31, 2014 ("Q4 2014"). The increase in Q1 2015 compared to Q4 2014 earnings results primarily from a $348 million increase in loan balances during Q1 2015, largely the result of increases in the mortgage warehouse product, which increased $342 million during Q1 2015. Net interest margin increased approximately 6 basis points in Q1 2015 compared to Q4 2014 as the result of action taken to maintain our loan pricing while modestly decreasing interest rates paid on money market deposits, receipt of early prepayment penalties on multi-family and commercial real estate loans, sale of lower yielding multi-family loans, cash payments received on purchased credit impaired loans in excess of expectations, and dividends received on FHLB Pittsburgh stock.
Other financial highlights for Q1 2015 compared to Q4 2014 include:

•	Customers continued its planned strategy to moderate its balance sheet growth, with total assets increasing $308 million during Q1 2015 to $7.1 billion, a 4.5% increase.

•
Total deposits in Q1 2015 increased by $360 million, or 7.9%, to $4.9 billion, including a $125 million increase in non-interest bearing demand deposit accounts, compared to total deposits of $4.5 billion at December 31, 2014.

•
Multi-family loan sales totaled approximately $140 million in Q1 2015, generating a gain of approximately $1.2 million. Q1 2015 was the third consecutive quarter in which Customers sold $100 million to $150 million in multi-family loans.

•
Asset quality continued to be outstanding with non-performing loans declining to 0.19% of total loans, and other real estate owned declining by approximately $2.2 million to $13.1 million, a 15% decrease.

•	The Q1 2015 efficiency ratio improved to 52.8% compared to 54.9% in Q4 2014.

•	Customers achieved a return on common equity of 12.5% in Q1 2015 compared to 11.9% in Q4 2014.

“Management and the Board are pleased with our Q1 2015 financial performance and the outlook for the remainder of 2015,” stated Robert Wahlman, Chief Financial Officer of Customers Bancorp, Inc. “Our performance is driven by remaining true to our core strategies including emphasizing originating loans of high asset quality, limiting the growth of operational expenses by investing in new technology as a means to deliver quality service to our customers at a low cost, and hiring experienced bankers who can deliver growth and manage the risks of our business. Execution of these strategies is reflected in our increasing net interest income, strong asset quality, outstanding efficiency ratio, and improving profitability metrics.”

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per-share data)
	Q1	Q4	Q1
	2015	2014	2014

Net income available to common shareholders	$13,952	$13,178	$8,136
Basic earnings per share ("EPS") (1)	$0.52	$0.49	$0.30
Diluted EPS (1)	$0.49	$0.47	$0.29
Average shares outstanding - diluted (1)	28,337,803	28,009,532	27,775,031

Return on average assets	0.83%	0.80%	0.76%
Return on average common equity	12.48%	11.94%	8.35%
Net interest margin, tax equivalent	2.90%	2.84%	2.91%
Efficiency ratio	52.8%	54.9%	61.8%
Non-performing loans to total loans (including held for sale and FDIC covered loans)	0.19%	0.20%	0.45%
Reserves to non-performing loans (NPL's)	293.6%	289.5%	165.4%

Tangible book value per common share (period end) (1) (2)	$16.94	$16.43	$14.87
Period end stock price (1)	$24.36	$19.46	$18.97

(1) Share and per share amounts for Q1 2014 have been adjusted to give effect to the 10% stock dividend declared on May 15, 2014 and issued on June 30, 2014.
(2) Calculated as total equity less goodwill and other intangibles divided by common shares outstanding at period end.

Net Income, Earnings Per Share and Tangible Book Value

Q1 2015 net income of $14.0 million was up $5.8 million, or 71.5%, from Q1 2014. Q1 2015 fully diluted earnings per share was $0.49 with 28.3 million diluted shares, compared to Q1 2014 earnings of $8.1 million and fully diluted earnings per share of $0.29 with 27.8 million diluted shares. Customers’ tangible book value per share increased to $16.94 as of March 31, 2015 compared to $14.87 as of March 31, 2014, an increase of 13.9%. The increase in net income in Q1 2015 compared to Q1 2014 was primarily due to increased net interest income, fueled by a $2.0 billion increase in the loan portfolio while maintaining strong asset quality, growing deposits and controlling expenses. The increased tangible book value reflects Customers’ strategic commitment to consistently maintain and grow tangible book value per share through growth in earnings with the expectation that it will eventually result in superior shareholder value creation.

Net Interest Margin

The net interest margin of 2.90% in Q1 2015 declined 1 basis point from Q1 2014 and increased 6 basis points from Q4 2014. The 12 basis points decrease in the net interest margin resulting from the Q2 2014 issuance of $110 million of subordinated debt and $25 million of senior debt was generally offset by decreasing rates paid on money market deposits, prepayment penalties received on multi-family and commercial real estate loans, cash payments received on purchased credit impaired loans in excess of expectations, sale of lower yielding multi-family loans, and increased dividends received on FHLB stock. The increase in net interest margin during Q1 2015 compared to Q4 2014 of 6 basis points also results from these developments.
Non-Interest Income

Q1 2015 non-interest income of $5.7 million declined $1.6 million compared to non-interest income of $7.3 million in Q1 2014, and declined $0.1 million compared to non-interest income of $5.8 million in Q4 2014. The $1.6 million decrease in Q1 2015 non-interest income compared to Q1 2014 non-interest income resulted primarily from a $2.8 million gain realized from the sale of investment securities in Q1 2014. The $0.1 million Q1 2015 decrease in non-interest income compared to Q4 2014 resulted primarily from lower gains realized on multi-family and SBA loan sales.
Non-Interest Expense
Q1 2015 operating expenses of $27.5 million increased $6.3 million, or 29.7%, compared to Q1 2014, and decreased $0.4 million compared to Q4 2014 operating expenses of $27.9 million. The Q1 2015 compared to Q1 2014 operating expense increase of $6.3 million resulted primarily from the $2.0 billion growth in Customers’ loan portfolio, requiring increased staffing for loan origination and administrative support (up $4.6 million) and higher occupancy expense, FDIC assessments, taxes, and other regulatory fees (up $1.6 million). Costs related to Bank Mobile totaling approximately $1.0 million are also included in Q1 2015 operating expenses. The decrease in Q1 2015 compared to Q4 2014 non-interest expenses resulted from $1.0 million lower write-downs for repossessed properties in Q1 2015 and the cost of settling certain litigation matters in Q4 2014, offset in part by increased staffing, occupancy costs, and Bank Mobile related costs as Customers continues to grow.
Provision for Loan Losses and Asset Quality
The provision expense of $3.0 million for Q1 2015 includes $2.0 million for decreased valuation estimates on property collateralizing impaired loans, $0.9 million for growth and change in mix of the held for investment portfolio, and $0.8 million for increased loss estimates on purchased credit impaired loans, partially offset by $0.7 million for increased benefits expected to be collected from the FDIC.
Customers separates its loan portfolio into “covered” and “non-covered” loans for purposes of analyzing and managing asset quality. Covered loans are those loans that are covered by FDIC purchase and assumption, or loss sharing, agreements, and for which Customers is reimbursed 80% of allowable incurred losses. Covered loans totaled $37.4 million at March 31, 2015, $42.2 million at December 31, 2014, and $61.6 million at March 31, 2014. Non-performing covered loans totaled $4.1 million at March 31, 2015, $4.2 million at December 31, 2014, and $5.5 million at March 31, 2014. Covered real estate owned totaled $8.2 million at March 31, 2015, $9.4 million at December 31, 2014, and $9.3 million at March 31, 2014.

Non-covered loans are all loans not covered by the FDIC loss share agreements. Non-covered loans include loans accounted for as held for sale as well as loans accounted for as held for investment. Non-covered loans totaled $6.1 billion at March 31, 2015, $5.7 billion at December 31, 2014, and $4.0 billion at March 31, 2014. Non-performing non-covered loans totaled $7.7 million at March 31, 2015 (0.13% of total non-covered loans), $7.5 million (0.13% of total non-covered loans) at December 31, 2014, and $12.6 million (0.32% of total non-covered loans) at March 31, 2014. Non-covered loans 30 to 89 days delinquent at March 31, 2015 totaled $5.2 million (0.09% of non-covered loans). Total reserves for loan losses at March 31, 2015 were 423.1% of non-covered non-performing loans.
Risk Management
Customers continues to focus on its well defined Enterprise Risk Management process, specifically considering such areas as capital planning and management, asset quality, liquidity management, interest rate risk management, attraction and retention of talent, cyber security and risk mitigation, and regulatory compliance, while striving to achieve above average return on equity and return on assets. “Our Company is well positioned to meet or exceed its guidance of $1.95 to $2.00 of earnings per share in 2015 irrespective of the slope of the yield curve or level of short term rates,” stated Mr. Sidhu. “By increasing our level of variable rate loans and core deposits by over $300 million during Q1 2015 compared to Q4 2014, and decreasing the level of multi-family loans, we believe we are better positioned for any movements in rates in 2015 and beyond,” Mr. Sidhu concluded.
Diversified Loan Portfolio
Customers is a Business Bank that principally focuses on four lending activities; commercial and industrial loans to privately held businesses, multi-family loans principally to high net worth families in the New York City area, selected commercial real estate loans, and banking services to privately held mortgage companies. Commercial and industrial loans, including commercial real estate loans, were $1.8 billion at March 31, 2015. Multi-family loans and mortgage warehouse loans were $2.1 billion and $1.7 billion, respectively, at March 31, 2015.
Looking Ahead
“Customers is looking forward to an exciting year in 2015. We are off to a great start with our first quarter 2015 performance,” Mr. Sidhu said. “We will continue our focus on our core businesses at Customers, growing commercial loans and core deposits, as we look to build our franchise value by building an exceptional business bank.”

Conference Call

Date:            April 29, 2015
Time:            10:00 am ET
US Dial-in:        1-800-289-0463
International Dial-in:    1-913-981-5571
Conference ID:        8578136
Webcast:        http://public.viavid.com/index.php?id=114199

Institutional Background

Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank with assets of approximately $7.1 billion. A member of the Federal Reserve System and deposits insured by the Federal Deposit Insurance Corporation (“FDIC”), Customers Bank provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, New York, Rhode Island, Massachusetts, and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc. voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the company’s website, www.customersbank.com.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” which are made in good faith by Customers Bancorp, Inc., pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. Customers Bancorp, Inc. does not undertake to update any forward looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)
	Q1	Q4	Q1
	2015	2014	2014
Interest income:
Loans receivable, including fees	$43,093	$43,172	$28,355
Loans held for sale	10,900	10,500	5,083
Investment securities	2,363	2,442	3,040
Other	2,362	1,047	396
Total interest income	58,718	57,161	36,874

Interest expense:
Deposits	7,526	7,133	5,415
Other borrowings	1,488	1,508	1,155
FHLB Advances	1,689	1,846	496
Subordinated debt	1,685	1,688	16
Total interest expense	12,388	12,175	7,082
Net interest income	46,330	44,986	29,792
Provision for loan losses	2,964	2,459	4,368
Net interest income after provision for loan losses	43,366	42,527	25,424

Non-interest income:
Mortgage warehouse transactional fees	2,273	2,105	1,759
Gain on sale of loans	1,231	1,859	—
Bank-owned life insurance income	1,061	1,056	835
Deposit fees	179	183	214
Mortgage loan and banking income (expense)	151	(127)	409
Gain on sale of investment securities	—	—	2,832
Other	838	728	1,261
Total non-interest income	5,733	5,804	7,310

Non-interest expense:
Salaries and employee benefits	13,952	13,415	9,351
FDIC assessments, taxes, and regulatory fees	3,278	3,283	2,131
Occupancy	3,078	2,848	2,637
Professional services	1,913	1,914	2,282
Technology, communication and bank operations	1,554	1,190	1,560
Other real estate owned expense	884	1,756	351
Advertising and promotion	347	221	414
Loan workout	269	400	441
Other	2,190	2,837	2,002
Total non-interest expense	27,465	27,864	21,169
Income before tax expense	21,634	20,467	11,565
Income tax expense	7,682	7,289	3,429
Net income	$13,952	$13,178	$8,136

Basic earnings per share (1)	$0.52	$0.49	$0.30
Diluted earnings per share (1)	0.49	0.47	0.29

(1) Earnings per share amounts for Q1 2014 have been adjusted to give effect to the 10% common stock dividend declared on May 15, 2014 and issued on June 30, 2014.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands, except per share data)
	March 31,	December 31,	March 31,
	2015	2014	2014
ASSETS
Cash and due from banks	$68,216	$62,746	$73,544
Interest-earning deposits	265,607	308,277	216,923
Cash and cash equivalents	333,823	371,023	290,467
Investment securities available for sale, at fair value	396,194	416,685	458,302
Loans held for sale	1,758,084	1,435,459	697,532
Loans receivable	4,337,851	4,312,173	3,356,547
Allowance for loan losses	(33,566)	(30,932)	(26,704)
Total loans receivable, net of allowance for loan losses	4,304,285	4,281,241	3,329,843
FHLB, Federal Reserve Bank, and other restricted stock	81,798	82,002	50,430
Accrued interest receivable	15,702	15,205	9,629
FDIC loss sharing receivable	3,427	2,320	8,272
Bank premises and equipment, net	11,061	10,810	11,234
Bank-owned life insurance	154,821	138,676	105,303
Other real estate owned	13,127	15,371	15,670
Goodwill and other intangibles	3,661	3,664	3,673
Other assets	57,242	52,914	33,876
Total assets	$7,133,225	$6,825,370	$5,014,231

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing	$670,771	$546,436	$634,578
Interest-bearing deposits	4,222,550	3,986,102	2,971,754
Total deposits	4,893,321	4,532,538	3,606,332
FHLB advances	1,545,000	1,618,000	905,000
Other borrowings	88,250	88,250	63,250
Subordinated debt	110,000	110,000	2,000
Accrued interest payable and other liabilities	38,703	33,437	36,711
Total liabilities	6,675,274	6,382,225	4,613,293

Common stock	27,356	27,278	24,826
Additional paid in capital	357,523	355,822	308,820
Retained earnings	82,373	68,421	79,144
Accumulated other comprehensive loss	(1,047)	(122)	(3,598)
Treasury stock, at cost	(8,254)	(8,254)	(8,254)
Total shareholders' equity	457,951	443,145	400,938
Total liabilities & shareholders' equity	$7,133,225	$6,825,370	$5,014,231

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands, except per share data)
	Three Months Ended March 31,
	2015		2014
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$283,613	0.25	$186,563	0.25
Investment securities	406,600	2.32	516,902	2.35
Loans held for sale	1,367,301	3.23	566,535	3.64
Loans receivable	4,361,664	4.00	2,842,050	4.04
Other interest-earning assets	75,068	11.80	38,010	2.99
Total interest earning assets	6,494,246	3.66	4,150,060	3.59
Non-interest earning assets	285,280		220,180
Total assets	$6,779,526		$4,370,240

Liabilities
Total interest bearing deposits (1)	$4,121,262	0.74	$2,745,549	0.80
Borrowings	1,471,494	1.33	551,339	1.22
Total interest-bearing liabilities	5,592,756	0.90	3,296,888	0.87
Non-interest-bearing deposits (1)	708,901		666,775
Total deposits & borrowings	6,301,657	0.80	3,963,663	0.72
Other non-interest bearing liabilities	24,542		11,619
Total liabilities	6,326,199		3,975,282
Shareholders' equity	453,327		394,958
Total liabilities and shareholders' equity	$6,779,526		$4,370,240

Net interest margin		2.89		2.90
Net interest margin tax equivalent		2.90		2.91

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.63% and 0.64% for the three months ended March 31, 2015 and 2014, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
Asset Quality as of March 31, 2015 (Unaudited)
(Dollars in thousands, except per share data)
	Total Loans	Non Accrual /NPL's	Other Real Estate Owned	Non Performing Assets (NPA's)	Allowance for loan losses	Cash Reserve	Total Credit Reserves	NPL's / Total Loans	Total Reserves to Total NPL's
Loan Type
New Century Originated Loans
Legacy	$49,559	$2,537	$4,104	$6,641	$1,691	$—	$1,691	5.12%	66.65%
Troubled debt restructurings (TDR's)	1,251	62	—	62	2	—	2	4.96%	3.23%
Total New Century Originated Loans	50,810	2,599	4,104	6,703	1,693	—	1,693	5.12%	65.14%

Originated Loans
Multi-Family	2,049,029	—	—	—	8,196	—	8,196	—%	—%
Commercial Real Estate	1,077,664	1,852	—	1,852	9,900	—	9,900	0.17%	534.56%
Commercial & Industrial	491,159	901	271	1,172	3,618	—	3,618	0.18%	401.55%
Residential	157,109	160	—	160	1,393	—	1,393	0.10%	—%
Construction	62,343	—	—	—	468	—	468	—%	—%
Warehouse	43,725	—	—	—	328	—	328	—%	—%
Other Consumer	391	—	—	—	6	—	6	—%	—%
TDR's	551	—	—	—	—	—	—	—%	—%
Total Originated Loans	3,881,971	2,913	271	3,184	23,909	—	23,909	0.08%	820.77%

Acquired Loans
Covered	28,747	4,058	8,239	12,297	672	—	672	14.12%	16.56%
Non-Covered	319,998	1,123	513	1,636	467	1,065	1,532	0.35%	136.42%
TDR's Covered	528	—	—	—	—	—	—	—%	—%
TDR's Non-Covered	2,875	1,102	—	1,102	—	—	—	38.33%	—%
Total Acquired Loans	352,148	6,283	8,752	15,035	1,139	1,065	2,204	1.78%	35.08%

Acquired Purchased Credit-impaired Loans
Covered	8,090	—	—	—	1,220	—	1,220	—%	—%
Non-Covered	44,084	—	—	—	5,605	—	5,605	—%	—%

Total Acquired Purchased Credit-impaired Loans	52,174	—	—	—	6,825	—	6,825	—%	—%
Deferred Origination Fees/Unamortized Premium/Discounts, net	748	—	—	—	—	—	—	—%	—%
Total Loans Held for Investment	4,337,851	11,795	13,127	24,922	33,566	1,065	34,631	0.27%	293.61%
Total Loans Held for Sale	1,758,084				—	—	—
Total Portfolio	$6,095,935	$11,795	$13,127	$24,922	$33,566	$1,065	$34,631	0.19%	293.61%